EXHIBIT 2

                               J.R. CAPITAL, INC.
                              16224 N.W. 82nd Place
                              Miami Lakes, FL 33016
                                                                  April 19, 1999

Mr. Soneet R. Kapila
Kapila & Company
1000 South Federal Highway
Suite 200
Ft. Lauderdale, FL  33316

         Re:      OFFER TO PURCHASE

Gentlemen:

         We submit to you an offer ("Offer to Purchase") to purchase the "Purchased Assets" (as defined herein) in bulk, pursuant to which J.R. CAPITAL, INC. or any designee or designees of J.R. Capital, Inc. (the "Purchaser"), will purchase from ATLAS ENVIRONMENTAL, INC., SOUTH FLORIDA THERMAL SERVICES, INC., FLORIDA SPECIALIZED CARRIERS, INC., KLEENSOIL INT'L., INC., TRANSOIL, INC., WASTE MAGIC RECYCLERS, INC., WASTE MAGIC RECYCLERS PALM BEACH, INC., WASTE MAGIC RECYCLERS CENTRAL, INC., HOMESTEAD LANDFILL & RECYCLING MGMT., CO., NAPLES RECYCLING RESOURCES, INC., SOUTH FLORIDA RECOVERY, INC. and ROYAL CROWN CARTING, INC. and any affiliate or related entity of the foregoing companies holding title or any other interest of any kind, nature or description in any of the assets to be purchased hereunder, as their interests may appear and soneet R. Kapila, as Trustee for the foregoing entities (collectively, the "Seller"), all of which are subject to Chapter 11 proceedings in jointly administered cases pending in the United States Bankruptcy Court for the Southern District of Florida (the "Bankruptcy Court"), certain assets of Seller as more particularly described below (the "Acquisition").

         Upon your acceptance of this letter, Purchaser agrees to direct its attorney to prepare and present agreements to memorialize this Offer to Purchase.

         The principal terms and conditions of the Acquisition are as follows:

         1.       TERMS OF THE OFFER.

                  (a) Purchaser offers to purchase from Seller, and Seller will sell and convey to Purchaser, or its designees, on an "as is, where is" basis with no representations or warranties of any kind, nature or description, certain asserts of Seller, as more particularly described in paragraph 1(b) below (the "Purchased Assets"), for a purchase price of $22,402,000.00 subject to adjustment pursuant to paragraph 1(d) below (the "Purchaser Price").

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                  (b) For purposes hereof, Purchased Assets shall mean and
include:

                      (i) Outstanding Accounts Receivable (other than any receivable owed by Wastemasters, Inc. or any affiliate) owned by the Seller on the Closing Date (as defined herein), including any prepaid Accounts Receivable;

                      (ii) All of Seller's Automotive Vehicles, as more particularly set forth in Schedule "A";

                      (iii) All Equipment owned by the Seller, as more particularly set forth in Schedule "B";

                      (iv) All of Seller's service parts, tools and shop equipment and related goods used or maintained in connection with the Purchased Assets ("Miscellaneous Items");

                      (v) All of the Assumed Executory Contracts (as defined below) and Permits, to the extent assignable;

                      (vi) Seller's real property (the "Real Property") wherever located;

                      (vii) Any claims and/or causes of action Seller may have against USA Waste, Inc. whether contingent or non-contingent;

                      (viii) The proceeds of any causes of action Seller commences against any third party either pre- or post-closing equal to fifty percent (50%) of the gross recovery, including any credits or setoffs, up to a maximum of $500,000 in total to be paid to Purchaser; and

                      (ix) All other personal property of Seller, of any kind or nature, not specially identified above;

together with all furniture and fixtures, supplies, leases, licenses, trademarks and tradenames, franchises, executory contracts, goodwill, and other rights of Seller as a going concern and other assets directly used in connection with the operation of the business of every kind, nature and description, wheresoever located and whether or not carried or reflected on the books and records of Seller. The Purchased Assets shall specifically exclude only the assets of the Seller as set forth on Schedule "C" ("Excluded Assets").

                  (c) All of the Purchased Assets shall be conveyed and/or assigned to the Purchaser, or its designees, free and clear of all liens, claims, encumbrances or interests in or upon the Purchased Assets, including, but not limited to those liens, claims and encumbrances previously granted by Seller to BNY Financial Corporation ("BNYFC"), except (i) liens held by BNYFC to secure indebtedness owed to BNYFC if and only if BNYFC shall agree, in its sole and absolute discretion, to allow Purchaser to assume some or all of the indebtedness due it from Seller and BNYFC and Purchaser agree that the Purchased Assets shall be subject to such liens, claims and encumbrances of BNYFC to secure such indebtedness, and (ii) liens held by any governmental unit to secure any tax obligation outstanding as of the Closing Date, all in



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accordance with Sections 363(f) and 365 of the United States Bankruptcy Code
(the "Bankruptcy Code"), respectively. Notwithstanding the foregoing, (i) the Purchased Assets comprised of Equipment (as such term is defined in the New York Uniform Commercial Code) shall be conveyed to Purchaser or its designees subject to any validly perfected purchase money security interests; and (ii) Real Property shall be conveyed to Purchaser subject to the consent decrees issued by state and local environmental agencies. Purchaser shall pay any documentary stamp taxes due on the transfer of the real estate at closing.

                  (d) The Purchase Price shall be (i) increased by an amount equal to the amount by which the indebtedness due BNYFC increases as the result of the accrual of interest, charges and expenses as set forth in BNYFC's pre-petition loan documentation with Seller from and after January 8, 1999 and
(ii) decreased by an amount, if any, by which the Allowed BNYFC Claim (defined below) is less than $22,402,000.00

         2. ASSUMED EXECUTORY CONTRACTS/PERMITS. As of the date hereof, the Seller is a party to certain executory leases, contracts and licenses which are necessary to the conduct of the Seller's business relating to the Purchased Assets, (the "Executory Contracts"). Promptly after execution of this Offer to Purchase, Seller agrees to deliver to Purchaser true and complete copies of such Executory Contracts unless otherwise agreed to by Purchaser, and Purchaser will designate in writing those Executory Contracts to be assumed by Purchaser. A preliminary list of the Executory Contracts which Purchaser intends to assume is annexed hereto as Schedule "D" and such list will be updated in the Closing Documents. Seller shall take all action reasonably necessary in order to assume and assign such specified Executory Contracts to Purchaser, or its designees, in accordance with the Bankruptcy Code. Upon entry by the Bankruptcy Court of the Purchase Approval Order (defined below), which order shall include provisions authorizing the assumption and assignment of the Executory Contracts, such Executory Contracts shall be assumed by Seller and assigned to Purchaser, or its designees, and such assumption and assignment shall be effective as of the closing of this transaction ("Assumed Executory Contracts"). Seller shall pay all "cure" amounts required to assume the Assumed Executory Contracts. The assignment of the Assumed Executory Contracts to Purchaser, or its designees, shall be contemporaneous with the closing of the Acquisition. Additionally, Seller shall assign all Permits, to the extent permitted by law, which are necessary to the conduct of the Seller's business, to the Purchaser.

         3. ASSUMED LIABILITIES. Except as otherwise required in connection with the assumption of the Assumed Executory Contracts, the Seller acknowledges that the Purchaser is not offering to assume, and agrees that Purchaser shall not assume, any contracts, obligations or liabilities of Seller, other than those contracts, obligations, or liabilities that may be designated in writing to Seller by Purchaser prior to the closing of the Acquisition. Purchaser agrees that it shall assume (i) any current outstanding non-tax payables as of the Closing Date (other than payables due to Wastemasters, Inc. or any of its affiliates) in an amount not to exceed $800,000 in the aggregate, and (ii) any liabilities owed to governmental units for taxes that were (a) due and owing as of the Closing Date and (b) are secured by liens against the Purchased Assets as of the Closing Date, and (iii) any taxes attributable to the gain arising from the consummation of the sale and transfer by Seller to Purchaser pursuant to this Letter Agreement up to a maximum of $400,000, after Seller applies any offsets, expenses, refunds, credits, prepaid taxes and deductions which may reduce the Seller's tax liability (collectively, the "Tax Reductions"). Seller shall apply any and all Tax Reductions in compliance with the Internal Revenue Code.



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Except as otherwise agreed to in writing between Purchaser and Seller, Seller acknowledges and agrees that Purchaser is not assuming any other contract, obligation or liability of Seller, including without limitation, under any employee benefit, pension or other plans or under any employee collective bargaining agreements, or any state, local or federal taxes, except as provided in this paragraph 3.

         4. TAX PRORATIONS. Notwithstanding the foregoing, Purchaser does not assume any liability for any debt owed to a governmental unit for taxes or other debts that became due and payable after December 31, 1998 except as hereinafter set forth in this paragraph. All personal property taxes, ad valorem taxes, real property taxes and intangible taxes for calendar year 1999 shall be prorated on the Closing Date based on the taxes paid for calendar year 1998. At Closing, Seller shall place with an escrow agent acceptable to Purchaser funds sufficient to pay Seller's pro rata share of such 1999 taxes which shall be released to Purchaser upon presentation to such escrow agent of a tax bill without further order. In the event the actual taxes due are less/more than the estimated taxes escrowed, Purchaser and Seller shall adjust the amount due to reflect actual taxes owed. In the event Purchaser appeals the 1999 real and personal property tax assessments, Seller shall receive his pro rata portion of any net reduction (after Purchaser's costs and expenses incurred in connection with such appeal, including attorney's fees.)

         5. ESTABLISHMENT OF BID PROCEDURE, MINIMUM OVERBID PROTECTION, AND APPROVAL OF BREAK-UP FEE AND EXPENSES. Consummation of the transactions contemplated by this Offer to Purchase is subject to a competitive bid procedure pursuant to Section 363 of the Bankruptcy Code to be agreed upon by the parties and approved by the Bankruptcy Court and subject to competing bids, if any. Promptly after execution of this Offer to Purchase by the parties hereto, Seller shall file with the Bankruptcy Court a motion, which shall have been approved by the Purchaser as satisfactory in form and substance, seeking an expedited hearing and entry of an Order of the Bankruptcy Court establishing a bid procedure, providing Purchaser with minimum overbid protection and approving break-up fee arrangements in accordance with Sections 363(f) and 365 of the Bankruptcy Code, ("Bid Procedure Order") and a second hearing to consider competing bids and approve consummation of the sale (the "Final Hearing"). Without limiting the foregoing, the Bid Procedure Order shall include, but not be limited, to the following:

                  (a) The competitive bid procedure must require that all bids must be for immediate payment in cash (unless BNYFC shall agree in writing, in its sole and absolute discretion prior to submission of the bid, to allow such bidder to assume some or all of the indebtedness due BNYFC from Seller, in which case such assumed indebtedness shall be construed to be cash equivalent); plus assumption of the tax obligations and other liabilities identified in paragraph 3 of this Letter Agreement.

                  (b) Seller may solicit bids simultaneously for both the Purchased Assets in bulk and separate bids for separate parts of the Purchased Assets. However, Purchaser will not be required to allocate separate prices for parts of the Purchased Assets, and the Trustee shall sell all of the Purchased Assets at the Final Hearing.

                  (c) At the Final Hearing, the Court shall select the highest and best bid for the Purchased Assets after considering the recommendations of the Seller and BNYFC and shall approve separate bids for the separate parts of the Purchased Assets only in the event the


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aggregate price of all of the separate bids exceeds the Purchase Price and provided that all of the closings on the separate sales are conditioned on one another.

                  (d) Prior to the entertainment of bids, prospective bidders for the Purchased Assets must (i) place with an authorized representative of the Bankruptcy Court a deposit in the amount of $200,000 in immediately available funds towards the purchase of the Purchased Assets, which deposit shall be refunded together with all interest accrued thereon to such prospective bidder and (ii) provide to the Bankruptcy Court evidence, to the satisfaction of the Seller, BNYFC and the Court, that such prospective bidder has the financial and other ability to close on the sale of the Purchased Assets and is capable of providing adequate assurance of future performance with respect to the Assumed Executory Contracts, all in accordance with the Bid Procedure Order.

                  (e) The competitive bid procedure shall be subject to an overbid requirement for the Purchased Assets of at least $200,000 in excess of the Purchase Price set forth herein. If no qualifying overbid is received, then the Seller shall recommend that the Bankruptcy Court approve the transaction set forth herein.

                  (f) The competitive bid procedure shall provide that if another person or entity submits a written bid for the Purchased Assets in excess of the Purchase Price plus $200,000 and delivers the required written bid and deposit to Seller at least five (5) days prior to the Final Hearing, then such bidder and Purchaser may increase their bids at the hearing in successive increments of $25,000.

                  (g) If the Court approves the sale of the Purchased Assets to another entity or person for a purchase price equal to or in excess of the Purchase Price plus $200,000, Purchaser shall receive a fee in the amount of $200,000. Such break-up fee shall be paid to Purchaser at the closing of the sale of any or all of the Purchased Assets to such third-party purchaser or purchasers from the proceeds of sale of the Purchased Assets.

                  (h) In the event Purchaser or another bidder chooses to be a backup bidder and keep its deposit "at risk" pending closing on the sale, the Court shall approve such backup bidder, as appropriate, at the last bid price such bidder submits provided such bidder is a qualified bidder at the hearing on the sale.

         6. CONDITIONS TO PURCHASER'S OBLIGATION TO CLOSE. The obligation of the Purchaser to consummate the Acquisition of the Purchased Assets as described herein is subject to the fulfillment of the following conditions:

                  (a) The form of the order of the Bankruptcy Court (i) authorizing the sale of the Purchased Assets free and clear of all interests, claims and liens and (ii) assigning the Assumed Executory Contracts in accordance with Sections 363(f) and 365 of the Bankruptcy Code (the "Purchase Approval Order") shall (x) be acceptable to Purchaser and to Purchaser's lender, BNYFC, (y) provide for the net proceeds to be paid at closing to BNYFC, minus amounts necessary to pay senior liens, if any, and such other amounts, if any, as BNYFC may agree in its sole and absolute discretion to contribute to the Seller's estate and (z) be final, non-appealable and shall not be subject to any stay pending appeal;

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                  (b) The Seller shall have assumed and assigned to Purchaser, or any designee of Purchaser, in accordance with the applicable provisions of the Bankruptcy Code, the Assumed Executory Contracts and, if permitted by law, any permits, executory leases, contracts and licenses which shall have been identified by Purchaser in connection with its due diligence which Purchaser wishes to acquire and assume;

                  (c) The Purchaser shall be satisfied, in its reasonable discretion, that there shall have been no material adverse change in the Purchased Assets or in the Seller's business or business prospects (and no adverse ruling of the Bankruptcy Court regarding the Contractor Agreement and Lease Agreements between Seller and National Resource Recovery Ltd. referred to on Schedule D attached hereto that would affect the assignment thereof) since the date of this Offer to Purchase;

                  (d) A closing no later than May 28, 1999, unless such date is extended by Purchaser, in its sole discretion;

                  (e) The estate provides releases of any and all claims that it may have of any kind or nature against BNYFC;

                  (f) The letter agreement between Seller and BNYFC dated April 15, 1999 has been approved by a final, non-appealable Order of the Bankruptcy Court;

                  (g) Seller shall have continued to pay all of the accounts payable and taxes as they become due up to the Closing Date; and

                  (h) BNYFC shall have agreed to provide Purchaser with a loan sufficient to pay the Purchase Price, including all adjustments and assumed liabilities, and provide working capital for the continued operations, all under terms and conditions satisfactory to Purchaser and to be advanced on or before the Closing Date.

         7. CLOSING DATE. The closing of the sale of the Purchased Assets shall occur on the first business day after the satisfaction of all conditions precedent set forth in Section 5 hereof and the Order approving the sale becomes a final, non-appealable Order, and in no event later than May 28, 1999, unless Purchaser, in its sole discretion, elects to close either prior to the Order becoming a final Order or subsequent to May 28, 1999. If a qualified overbid for the Purchased Assets is accepted, from a party other than the Purchaser, the closing of such sale shall occur on or prior to May 28, 1999 unless otherwise agreed in writing by the successful bidder and the Seller.

         8. CONDUCT OF BUSINESS PRIOR TO CLOSING. Prior to the closing, Seller shall continue to operate its business in the ordinary course and consistent with past practices and shall use commercially reasonable efforts and diligence to preserve the business operations of Seller intact, to keep available the services of its present personnel, to preserve in full force and effect the contracts, agreements, instruments, leases, licenses, arrangements and understandings of Seller and to preserve the goodwill of its suppliers, customers, community and others having relations with Seller.

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

         9. EXPIRATION. This Offer to Purchase shall expire at the close of business on April 16, 1999, unless this Offer to Purchase is executed and returned to Purchaser by all parties hereto prior to such date.

         10. OTHER PROVISIONS.

                  (a) This Offer to Purchase is subject to the preparation of mutually satisfactory Closing Documents including, without limitation, an Asset Purchase Agreement and related conveyance documents.

                  (b) The Closing Documents with respect to the transactions contemplated herein will contain no representations or warranties. All Closing Documents and this Offer to Purchase, will be governed by the internal laws of the State of Florida and the parties consent to the jurisdiction of the United States Bankruptcy Court for the Southern District of Florida regarding the interpretation and construction of such agreements.

         11. COUNTERPARTS. This Offer to Purchase may be executed in one or more counterparts which, when taken together, shall represent the fully executed agreement of the parties.

         If you are in agreement with the terms and conditions of this Offer to Purchase, please sign and date the enclosed duplicate of this Offer to Purchase in the space provided below and return it to the undersigned.

                                                     J.R. CAPITAL, INC.

                                                     By:/S/ JACK CASAGRANDE
                                                        -------------------
                                                     Name: Jack Casagrande
                                                     Title: President

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ACCEPTED AND AGREED to this
19th day of April, 1999

SONEET KAPILA, as Chapter 11 Trustee for
ATLAS ENVIRONMENTAL, INC.
SOUTH FLORIDA THERMAL SERVICES, INC.
FLORIDA SPECIALIZED CARRIERS, INC.
KLEENSOIL INT'L., INC.
TRANSOIL, INC.
WASTE MAGIC RECYCLERS, INC.
WASTE MAGIC RECYCLERS PALM BEACH, INC.
WASTE MAGIC RECYCLERS CENTRAL, INC.
HOMESTEAD LANDFILL & RECYCLING MGMT. CO.
NAPLES RECYCLING RESOURCES, INC.
SOUTH FLORIDA RECOVERY, INC. and
ROYAL CROWN CARTING, INC.

By: /S/ SONEET KAPILA
   ----------------------
Title: CHAPTER 11 TRUSTEE

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